Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT: Judd P. Tirnauer

Senior Vice President &

Chief Financial Officer

(215) 873-2278

For Immediate Release

DESTINATION MATERNITY CORPORATION

REPORTS SALES FOR SEPTEMBER 2009

AND EXPECTS FOURTH QUARTER EARNINGS

TO EXCEED PRIOR EARNINGS GUIDANCE

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Company Expects Fourth Quarter Earnings to Exceed

Top End of Prior Earnings Guidance Range

Philadelphia, PA, October 8, 2009 -- Destination Maternity Corporation (Nasdaq: DEST), the world's leading maternity apparel retailer, today reported sales for the month of September 2009 and announced that it expects its fourth quarter earnings to exceed the top end of its prior earnings guidance range. Net sales for the month of September 2009 decreased 5.1% to $41.5 million from $43.7 million reported for the month of September 2008. Comparable store sales for the month of September 2009 decreased 7.0% on a reported basis, and decreased approximately 8.0% after adjusting for the "days adjustment calendar timing shift." For September 2008, the Company's comparable store sales decreased 1.3% on a reported basis, and increased approximately 2.7% after adjusting for the calendar shift. The decrease in total reported sales for September 2009 compared to September 2008 resulted primarily from the decrease in comparable store sales, partially offset by increased sales from the Company's licensed and leased department relationships.

Net sales for the fourth quarter of fiscal 2009 decreased 5.1% to $123.8 million from $130.5 million reported for the fourth quarter of fiscal 2008. Comparable store sales for the fourth quarter of fiscal 2009 decreased 8.7% versus a comparable store sales increase of 2.8% for the fourth quarter of fiscal 2008. The decrease in total reported sales for the fourth quarter of fiscal 2009 compared to fiscal 2008 resulted primarily from the decrease in comparable store sales, partially offset by increased sales from the Company's licensed and leased department relationships.

Net sales decreased 5.9% to $531.3 million for the fiscal year ended September 30, 2009, from $564.6 million for the same period of the preceding year. Comparable store sales for fiscal 2009 decreased 4.3% versus a comparable store sales increase of 0.2% for fiscal 2008. The decrease in total reported sales for fiscal 2009 compared to fiscal 2008 resulted primarily from the decrease in comparable store sales and the decrease in Sears® leased department sales resulting from the closure of all of the Company's remaining leased departments within Sears stores during the month of June 2008. On June 10, 2009, the Company announced that in October 2009 it will re-launch its Two Hearts® Maternity leased departments at over 500 Sears locations and will introduce Two Hearts Maternity leased departments at 100 Kmart® locations.

Ed Krell, Chief Executive Officer of Destination Maternity, noted, "We are very pleased to announce that we expect our earnings for the fourth quarter to exceed the top end of our prior earnings guidance range and to be significantly higher than last year, despite our comparable store sales decline. Our improved earnings performance is driven by strong merchandise gross margin performance and continued tight management of expenses. We attribute our comparable store sales decrease to: (i) the continued extremely difficult overall retail environment; (ii) our relatively strong comparable store sales performance for September and the fourth quarter of last year; and (iii) our much lower level of remaining Spring and Summer inventory versus a year ago due to our tight inventory controls. In the fourth quarter of fiscal 2008, our strong sales were largely driven by sales of marked down Spring and Summer merchandise, which helped sales but resulted in lower margins than planned. In contrast, with our much cleaner Spring and Summer inventory position versus a year ago, we had much lower clearance sales volume this year, which contributed to our sales decline, but enabled us to achieve significantly higher merchandise gross margin than last year, as we were able to be much less price promotional than a year ago. Our sales performance for the fourth quarter was near expectations, with our comparable store sales decrease of 8.7% for the quarter slightly below the bottom end of our guidance range of down 5.5% to 8.5% for the quarter, and our total sales of $123.8 million falling within our sales guidance range of $122.6 to $126.5 million provided in our July 29, 2009 press release. Although we are not at all satisfied with our comparable store sales performance for the quarter, we believe it reflects the extremely difficult overall retail environment and is consistent with the significant comparable store sales declines experienced by many retailers in recent months.

"As we have noted previously, we have taken aggressive actions to manage our business in this tough environment, and with our tight management of expenditures and inventory, we were able to continue to reduce expenses and were able to control markdown levels while operating the business with significantly lower inventory levels versus last year, resulting in better than planned gross margin performance and lower than planned expenses. Thus, we expect our fourth quarter diluted earnings per share to be better than the $(0.08) loss per share top end of our prior guidance range of a loss per share of between $(0.08) and $(0.22) that we provided in our July 29, 2009 press release, and to be significantly better than our last year's fourth quarter loss of $(0.80) per share, which included $(0.36) per share for restructuring and other charges in the fourth quarter of fiscal 2008."

During September 2009, the Company did not open any new stores and closed two stores. As of the end of September 2009, the Company operates 724 stores, 360 leased department locations and 1,084 total retail locations, compared to 754 stores, 278 leased department locations and 1,032 total retail locations operated at the end of September 2008. The increase in leased department locations at the end of September 2009 versus the end of September 2008 predominantly reflects the opening of an additional 69 Babies"R"Us® leased department locations in January 2009 and February 2009. For the quarter ended September 30, 2009, the Company opened two stores, including one multi-brand store opening, and closed eight stores. For the fiscal year ended September 30, 2009, the Company opened 13 stores, including five multi-brand store openings, and closed 43 stores, including eight store closings related to multi-brand store openings.

Days Adjustment Calendar Shift

Destination Maternity reports sales on a calendar month basis, rather than on a "4-5-4 retail fiscal calendar" where each fiscal week and fiscal month starts on a Sunday and ends on a Saturday.  Thus, for each calendar month, there is a "days adjustment calendar shift" which may help or hurt reported calendar month sales and comparable store sales due to different days of the week typically contributing more sales than other days of the week.  For September 2009, there was one more Wednesday and one less Monday compared to September 2008 and, more importantly, Labor Day was on September 7 in 2009 compared to September 1 in 2008. The Company estimates this calendar shift favorably impacted its reported comparable store sales for September 2009 by approximately 1 percentage point. The comparable store sales decrease of 1.3% for September 2008 was unfavorably impacted by approximately 4 percentage points due to having four Saturdays and four Sundays in September 2008 compared to five Saturdays and five Sundays in September 2007 and due to the earlier timing of Labor Day in 2008 (September 1) compared to 2007 (September 3).

The Company will report results for the fourth quarter and hold an investor conference call on November 18, 2009, at which time it will provide additional information related to results for the fourth quarter and future financial guidance.

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Destination Maternity Corporation is the world's largest designer and retailer of maternity apparel, using its quick response replenishment system to "give the customer what she wants, when she wants it." In the United States and Canada, Destination Maternity operates, as of September 30, 2009, 1,084 retail locations, including 724 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl's® stores throughout the United States and on Kohls.com, and, beginning in October 2009, will also offer its Two Hearts Maternity®  by Destination Maternity collection in Sears® stores and certain Kmart® stores through a leased department relationship with Sears. In addition, Destination Maternity is expanding internationally and has entered into exclusive store franchise and product supply relationships in India and the Middle East.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding net sales, comparable store sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the impact of the current global economic slowdown on the retail industry in general and on apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully implement our merchandise brand and retail nameplate restructuring, the success of our international expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base, unusual weather patterns, changes in consumer preferences and spending patterns, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, overall economic conditions and other factors affecting consumer confidence, expense savings initiatives, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, goodwill impairment charges, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company's periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.